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Prospectus Supplement
(To Prospectus dated March 11, 2005)

Filed pursuant to Rule 424(b)(5)
File Number 333-123012

$500,000,000

The New York Times Company
$250,000,000 4.5% Notes due 2010
$250,000,000 5.0% Notes due 2015

We will pay interest on the 2010 notes and the 2015 notes on March 15 and September 15 of each year, beginning on September 15, 2005. The 2010 notes will mature on March 15, 2010 and will bear interest at an annual rate of 4.5%. The 2015 notes will mature on March 15, 2015 and will bear interest at an annual rate of 5.0%. Interest on each series of notes will accrue from March 17, 2005. We may redeem the notes in whole or in part at any time and from time to time at the redemption prices described on page S-6.

The notes of each series will be our senior unsecured obligations and will rank equally with all of our other senior unsecured indebtedness from time to time outstanding.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined that this prospectus supplement or the accompanying prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

	Price to Public	Underwriting Discount	Proceeds to Us

Per Note due 2010	99.563%	0.350%	99.213%

Per Note due 2015	99.596%	0.450%	99.146%

Total	$497,897,500	$2,000,000	$495,897,500

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

We expect to deliver the notes to investors through the book-entry delivery system of The Depository Trust Company, on or about March 17, 2005, including for the accounts of Euroclear Bank S.A./N.V., as operator of the Euroclear System and Clearstream Banking, société anonyme, Luxembourg.

JPMorgan

                  Banc of America Securities LLC

SunTrust Robinson Humphrey

Senior Co-Manager for each Series of Notes
BNY Capital Markets, Inc.

Co-Managers for each Series of Notes

Barclays Capital	HSBC	RBS Greenwich Capital	Wachovia Securities
Loop Capital Markets, LLC	Mellon Financial Markets, LLC	Wells Fargo Securities

March 14, 2005

No person is authorized to give any information or to make any representations other than those contained or incorporated by reference in this prospectus supplement or the accompanying prospectus and, if given or made, such information or representations must not be relied upon as having been authorized. This prospectus supplement and the accompanying prospectus do not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities described in this prospectus supplement or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement and the accompanying prospectus nor any sale made hereunder and thereunder shall, under any circumstances, create any implication that there has been no change in the affairs of The New York Times Company since the date of this prospectus supplement or that the information contained or incorporated by reference herein or in the accompanying prospectus is correct as of any time subsequent to the date of such information.

About This Prospectus Supplement

This prospectus supplement contains the terms of this offering of notes. This prospectus supplement, or the information incorporated by reference in this prospectus supplement, may add, update or change information in the accompanying prospectus. If information in this prospectus supplement, or the information incorporated by reference in this prospectus supplement, is inconsistent with the accompanying prospectus, this prospectus supplement, or the information incorporated by reference in this prospectus supplement, will apply and will supersede that information in the accompanying prospectus.

It is important for you to read and consider all information contained in this prospectus supplement and the accompanying prospectus in making your investment decision. You should also read and consider the information in the documents we have referred you to in "Information Incorporated by Reference" in this prospectus supplement and "Where You Can Find More Information" in the accompanying prospectus.

Unless otherwise indicated, the terms "we", "us", "ours" or "our" refer to The New York Times Company and its consolidated subsidiaries.

Forward-Looking Statements

Certain statements made in or incorporated by reference in this prospectus supplement and the accompanying prospectus are forward-looking statements with respect to our financial condition, results of operations and business, and our expectations or beliefs concerning future events. Words such as, but not limited to, "believe," "expect," "anticipate," "estimate," "intend," "plan," "targets," "likely," "will," "would," "could," and similar expressions or phrases identify forward-looking statements. These forward-looking statements are subject to certain risks and uncertainties that could cause actual results and events to differ materially from those anticipated.

Potential risks and uncertainties that could adversely affect our financial condition, results of operations and business, and our expectations or beliefs concerning future events include, without limitation, the following factors: (a) national and local economic conditions, competition from other forms of media and other factors that may depress the level of advertising revenues; (b) competition, changing consumer lifestyles and decline in general newspaper readership patterns as a result of competitive alternative media and other factors; (c) an increase in newsprint costs over the levels anticipated; (d) labor disputes that may result in increased costs; (e) acts of war, terrorism, natural disasters or other events beyond our control that may adversely affect our operations; (f) uncertainties associated with efforts to develop new products and services; (g) acquisitions of new businesses or dispositions of existing businesses; (h) changing government regulations that may result in increased costs; and (i) changes in the regulatory and technological environment.

The New York Times Company

We are a diversified media company including newspapers and related Internet businesses, television and radio stations, and forest products and other investments.

In 2004, we classified our businesses in the following segments:

The News Media Group: The New York Times Media Group, consisting of The New York Times, NYTimes.com, the International Herald Tribune, a newspaper distributor in the New York City metropolitan area, news, photo and graphics services and news and features syndication; the New England Media Group, consisting of The Boston Globe, Boston.com and the Worcester Telegram & Gazette, in Worcester, Mass.; and the Regional Media Group, consisting of 15 newspapers in Alabama, California, Florida, Louisiana, North Carolina and South Carolina and related print and digital businesses.

The Broadcast Media Group: television stations WTKR-TV serving Norfolk, Va.; WREG-TV serving Memphis, Tenn.; KFOR-TV serving Oklahoma City, Okla.; WNEP-TV serving Scranton, Penn.; WHO-TV serving Des Moines, Iowa; WHNT-TV serving Huntsville, Ala.; WQAD-TV serving Moline, Ill.; and KFSM-TV serving Fort Smith, Ark.; and radio stations WQXR-FM and WQEW-AM in New York City.

Additionally, we own equity interests in a Canadian newsprint company and a supercalendered paper manufacturing partnership in Maine; the Discovery Times Channel, a digital cable television channel; and New England Sports Ventures, LLC, which owns the Boston Red Sox baseball club (including Fenway Park and approximately 80% of New England Sports Network, a regional cable sports network).

Our common stock is listed on the New York Stock Exchange under the symbol "NYT".

Our principal executive office is at 229 West 43rd Street, New York, NY, and our telephone number is (212) 556-1234. Our internet address is http://www.nytco.com. Information on our Web site is not a part of this prospectus supplement.

Recent Developments

On February 17, 2005, we announced that we had agreed to purchase About, Inc., an on-line consumer information provider on a wide variety of topics and interest areas, for a purchase price of approximately $410 million. The acquisition is expected to be completed by late first quarter or early second quarter of 2005. We expect the acquisition to provide us with strategic benefits, including diversifying our advertising base and extending our reach among Internet users.

Use of Proceeds

The net proceeds to us, before expenses, from the notes offering will be $495,897,500. We will use the net proceeds for repayment of debt, the acquisition of About, Inc., general corporate purposes and other possible acquisitions. The debt to be repaid consists of $250 million aggregate principal amount of our 7 5/8% Notes due 2005 and $71.9 million aggregate principal amount of our 8 1/4% Debentures due 2025.

Description of the Notes

The following description of the particular terms of the notes offered hereby supplements and, to the extent inconsistent therewith, replaces the description of the general terms and provisions of the debt securities set forth in the accompanying prospectus. References in this section to "we", "us", "ours" or "our" refer only to The New York Times Company and not to its consolidated subsidiaries. Capitalized terms used and not defined in this prospectus supplement shall have the meanings given to them in the accompanying prospectus or in the indenture referred to in this prospectus supplement.

General

The 2010 notes and the 2015 notes will be issued under an indenture, dated as of March 29, 1995, between us and JPMorgan Chase Bank, N.A. (formerly known as Chemical Bank), as trustee, as supplemented by indenture supplements, dated as of August 21, 1998 and July 26, 2002, and as may be further supplemented from time to time. We will issue the 2010 notes in an aggregate principal amount of $250,000,000. The 2010 notes will mature on March 15, 2010 and will be issued only in registered form in denominations of $1,000 and integral multiples of $1,000. We will issue the 2015 notes in an aggregate principal amount of $250,000,000. The 2015 notes will mature on March 15, 2015 and will be issued only in registered form in denominations of $1,000 and integral multiples of $1,000.

The 2010 notes and the 2015 notes will bear interest at the annual rate of 4.5% and 5.0%, respectively, from March 17, 2005, or the most recent interest payment date to which interest has been paid or provided for, payable semi-annually in arrears on March 15 and September 15 of each year, commencing September 15, 2005 to the persons in whose names the notes of each series are registered at the close of business on March 1 or September 1 (whether or not a business day) preceding the respective interest payment date.

The notes of each series will not be subject to any sinking fund.

The notes of each series will be our senior unsecured obligations and will rank equally with all our other senior unsecured indebtedness from time to time outstanding. Neither the indenture nor the notes of each series restrict us or our subsidiaries from incurring indebtedness. With respect to the assets of our subsidiaries, holders of the notes of each series will effectively have a junior position to claims of creditors of those subsidiaries, including trade payables of those subsidiaries.

So long as the notes of each series are represented by a global certificate, the interest payable on the notes will be paid to Cede & Co., the nominee of The Depository Trust Company, or DTC, as depositary, or its registered assigns as the registered owner of the global certificate, by wire transfer of immediately available funds on each of the applicable interest payment dates, not later than 2:30 p.m. Eastern Standard Time. If the notes are no longer represented by a global certificate, payment of interest may, at our option, be made by check mailed to the address of the person entitled to payment. No service charge will be made for any transfer or exchange of notes, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The notes of each series will be subject to the defeasance and the covenant defeasance provisions described in the accompanying prospectus under the caption "Description of Debt Securities—Defeasance and Discharge."

We may, without the consent of the holders of the notes of each series, issue additional notes of the same series, having the same ranking and the same interest rate, maturity and other terms, as the notes of such series.

JPMorgan Chase Bank, N.A. and its affiliates have in the past engaged, and may in the future engage, in other commercial banking transactions with us. Pursuant to the Trust Indenture Act of 1939, upon the occurrence of a default with respect to the notes of either series, JPMorgan Chase Bank, N.A. may be deemed to have a conflicting interest by virtue of any business relationships with us. In that event, JPMorgan Chase Bank, N.A. would be required to resign as trustee or eliminate the conflicting interest.

Optional Redemption

The notes of each series will be redeemable, as a whole or in part, at our option, at any time or from time to time, on at least 30 days', but not more than 60 days', prior notice mailed to the registered address of each holder of notes. The redemption prices will be equal to the greater of (1) 100% of the principal amount of the notes to be redeemed or (2) the sum of the present values of the Remaining Scheduled Payments (as defined below) discounted, on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months), at a rate equal to the sum of the Treasury Rate (as defined below) and 10 basis points with respect to the 2010 notes and 15 basis points with respect to the 2015 notes.

In the case of each of clauses (1) and (2), accrued interest will be payable to the redemption date.

"Treasury Rate" means, with respect to any redemption date, the rate per annum equal to the semiannual equivalent yield to maturity (computed as of the third business day immediately preceding such redemption date) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

"Comparable Treasury Issue" means the United States Treasury security selected by an Independent Investment Banker as having a maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the notes.

"Independent Investment Banker" means one of the Reference Treasury Dealers appointed by us.

"Comparable Treasury Price" means, with respect to any redemption date, (1) the average of the Reference Treasury Dealer Quotations for such redemption date after excluding the highest and lowest of such Reference Treasury Dealer Quotations or (2) if the Independent Investment Banker obtains fewer than five such Reference Treasury Dealer Quotations, the average of all such quotations.

"Reference Treasury Dealer Quotations" means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m., New York City time, on the third business day preceding such redemption date.

"Reference Treasury Dealer" means each of Banc of America Securities LLC, J.P. Morgan Securities Inc. and SunTrust Capital Markets, Inc. and their respective successors and two other primary U.S. Government securities dealers (each a "Primary Treasury Dealer") selected by us. If any of the foregoing shall cease to be a Primary Treasury Dealer, we shall substitute another nationally recognized investment banking firm that is a Primary Treasury Dealer.

"Remaining Scheduled Payments" means, with respect to each note to be redeemed, the remaining scheduled payments of principal of and interest on such note that would be due after the related redemption date but for such redemption. If such redemption date is not an interest payment date with respect to such note, the amount of the next succeeding scheduled interest payment on such note will be reduced by the amount of interest accrued on such note to such redemption date.

On and after the redemption date, interest will cease to accrue on the notes or any portion of the notes called for redemption (unless we default in the payment of the redemption price and accrued interest). On or before the redemption date, we will deposit with a paying agent (which may be the trustee) money sufficient to pay the redemption price of and accrued interest on the notes to be redeemed on such date. If less than all of the notes of any series are to be redeemed, the notes to be redeemed shall be selected by the trustee by such method as the trustee shall deem fair and appropriate.

The repayment price of any note redeemed at maturity will equal the principal amount of the note.

Book-Entry, Delivery and Form

The notes of each series will be represented by one or more global debt securities (collectively, the "Global Notes") that will be deposited with, or on behalf of, DTC, as depositary, and registered in the name of Cede & Co., the nominee of DTC.

DTC has advised us and the underwriters as follows: DTC is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as

amended. DTC holds securities that its participants, called direct participants, deposit with DTC. DTC also facilitates the post-trade settlement among direct participants of sales and other securities transactions in deposited securities through electronic computerized book-entry transfers and pledges between direct participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct participants include both U.S. and non-U.S. securities brokers and dealers (including the underwriters), banks, trust companies, clearing corporations and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation, or DTCC. DTCC, in turn, is owned by a number of direct participants of DTC and members of the National Securities Clearing Corporation, Government Securities Clearing Corporation, MBS Clearing Corporation and Emerging Markets Clearing Corporation, each of which is a subsidiary of DTCC, as well as by the New York Stock Exchange, Inc., the American Stock Exchange LLC and the National Association of Securities Dealers, Inc. Access to the DTC system is also available to others, such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies and clearing corporations, or indirect participants, that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly. The DTC rules applicable to direct and indirect participants are on file with the Securities and Exchange Commission.

Purchases of interests in the notes of each series under the DTC system must be made by or through direct participants, which will receive a credit for such interests on DTC's records. The ownership interest of each actual purchaser of interests in the notes of each series, known as a beneficial owner, is in turn to be recorded on the direct and indirect participants' records. Beneficial owners will not receive written confirmation from DTC of their purchase. Beneficial owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the notes are to be accomplished by entries made on the books of direct and indirect participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the notes, except as described below.

To facilitate subsequent transfers, all notes deposited by direct participants with DTC are registered in the name of DTC's partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the interest in the notes. DTC's records reflect only the identity of the direct participants to whose accounts interests in the notes are credited, which may or may not be the beneficial owners. The direct and indirect participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

Neither DTC nor Cede & Co. (or any other DTC nominee) will consent or vote with respect to the notes unless authorized by a direct participant in accordance with DTC's procedures. Under its usual procedures, DTC mails an omnibus proxy to the issuer as soon as possible after the record date. The omnibus proxy assigns Cede & Co.'s consenting or voting rights to those direct participants to whose accounts interests in the notes are credited on the record date (identified in a listing attached to the omnibus proxy).

Payments of principal of, premiums, if any, and interest payments on the notes of each series represented by a Global Note will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC's practice is to credit direct participants' accounts upon DTC's receipt of funds and corresponding detail information from us or our paying agent, on the payment date in accordance with their respective holdings shown on DTC's records. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in "street name," and will be the responsibility of such participant and not of DTC, us or our paying agent, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of principal of, premiums, if any, and interest payments on Global Notes to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is the responsibility of us or our paying agent, disbursement of such payments to direct participants will be the responsibility of DTC and disbursement of such payments to the beneficial owners will be the responsibility of direct and indirect participants.

DTC may discontinue providing its services as depository with respect to the notes at any time by giving reasonable notice to us or our paying agent. Under such circumstances, in the event that a successor depository is not obtained, certificated notes will be printed and delivered. Subject to DTC's procedures, we may decide to discontinue use of the system of book-entry transfers through DTC or a successor depository. In that event, certificated notes will be printed and delivered.

The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that we believe to be reliable, but we take no responsibility for the accuracy thereof.

Global Clearance and Settlement Procedures

Investors may hold a beneficial interest in the Global Notes through DTC, Clearstream Banking, société anonyme ("Clearstream") or the Euroclear System ("Euroclear") or through participants. The notes may be traded as home market instruments in both the European and U.S. domestic markets. Initial settlement and all secondary trades will settle as set forth below.

Clearstream has advised that it is incorporated under the laws of the Grand Duchy of Luxembourg as a professional depositary. Clearstream holds securities for its participating organizations ("Clearstream Participants"). Clearstream facilitates the clearance and settlement of securities transactions between Clearstream Participants through electronic book-entry changes in the accounts of Clearstream Participants, eliminating the need for physical movement of certificates. Clearstream provides to Clearstream Participants, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector (CSSF). Clearstream Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream Participant, either directly or indirectly.

Distributions, to the extent received by the U.S. Depositary (as defined below) for Clearstream, with respect to the notes held beneficially though Clearstream will be credited to cash accounts of Clearstream Participants in accordance with its rules and procedures.

Euroclear has advised that it was created in 1968 to hold securities for its participants ("Euroclear Participants") and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, eliminating the need for physical movement of certificates and eliminating any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V. (the "Euroclear Operator"), under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation (the "Cooperative"). All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Operator has advised that it is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking Commission.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (collectively, the "Terms and Conditions"). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear Participants and has no record of or relationship with persons holding through Euroclear Participants.

Distributions, to the extent received by the U.S. Depositary for Euroclear, with respect to notes of each series held beneficially though Euroclear will be credited to the cash accounts of Euroclear Participants in accordance with the Terms and Conditions.

Individual certificates in respect of notes will not be issued in exchange for the Global Notes, except in very limited circumstances. If DTC notifies us that it is unwilling or unable to continue as a clearing system in connection with a Global Note or DTC ceases to be a clearing agency registered under the Securities Exchange Act, or there shall have occurred and be continuing an event of default with respect to the Global Notes, we will issue or cause to be issued individual certificates in registered form on registration of transfer of or in exchange for book-entry interests in the notes represented by such Global Note upon delivery of such Global Note for cancellation.

Title to book-entry interests in the notes of each series will pass by book-entry registration of the transfer within the records of Euroclear, Clearstream or DTC, as the case may be, in accordance with their respective procedures. Book-entry interests in the notes of each series may be transferred within Euroclear and within Clearstream and between Euroclear and Clearstream in accordance with procedures established for these purposes by Euroclear and Clearstream. Book-entry interests in the notes may be transferred within DTC in accordance with procedures established for this purpose by DTC. Transfers of book-entry interests in the notes between Euroclear and Clearstream and DTC may be effected in accordance with procedures established for this purpose by Euroclear, Clearstream and DTC.

Initial Settlement

All Global Notes will be registered in the name of Cede & Co. as nominee of DTC. Investors' interests in the Global Notes will be represented through financial institutions acting on their behalf as direct and indirect participants in DTC. As a result, Clearstream and Euroclear will hold positions on behalf of their participants through their respective depositaries (each, a "U.S. Depositary"), Citibank, N.A. ("Citibank") and JPMorgan Chase Bank, N.A. ("JPMorgan Chase"), which in turn will hold such positions in accounts as participants of DTC.

Notes held through DTC will be settled in immediately available funds. Investor securities custody accounts will be credited with their holdings against payment on the settlement date. Notes held through Clearstream or Euroclear accounts will follow the settlement procedures applicable to conventional eurobonds, except that there will be no temporary global security and no "lock-up" or restricted period. Notes will be credited to the securities custody accounts on the settlement date against payment.

Secondary Market Trading

Since the purchaser determines the place of delivery, it is important to establish at the time of the trade where both the purchaser's and seller's accounts are located to ensure that settlement can be made on the desired value date.

Trading between DTC Participants.    Secondary market trading between DTC participants will be settled in immediately available funds.

Trading between Clearstream and/or Euroclear Participants.    Secondary market trading between Clearstream participants and/or Euroclear participants will be settled using the procedures applicable to conventional eurobonds.

Trading between DTC Seller and Clearstream or Euroclear Purchaser.    When beneficial interests in the Global Notes are to be transferred from the account of a DTC participant to the account of a Clearstream participant or a Euroclear participant, the purchaser will send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. Clearstream or Euroclear will instruct Citibank or JPMorgan Chase, as the case may be, to receive a beneficial interest in the Global Notes against payment. Unless otherwise set forth in this prospectus supplement, payment will include interest accrued on the beneficial interest in the Global Notes so transferred from and including the last interest payment date to and excluding the settlement date, on the basis on which interest is calculated on the notes. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. Payment will then be made by Citibank or JPMorgan Chase to the DTC participant's account against delivery of the beneficial interest in the Global Notes. After settlement has been completed, the beneficial interest in the Global Notes will be credited to the respective clearing system and by the clearing system, in accordance with its usual procedures, to the Clearstream or Euroclear participant's account. The securities credit will appear the next day (European time) and the cash debit will be back-valued to, and interest on the beneficial interest in the Global Notes will accrue from, the value date (which would be the preceding day when settlement occurred in New York). If settlement is not completed on the intended value date (that is, the trade fails), the Clearstream or Euroclear cash debit will be valued instead as of the actual settlement date.

Clearstream participants and Euroclear participants will need to make available to the respective clearing systems the funds necessary to process same-day funds settlement. The most direct means of doing so is to preposition funds for settlement, either from cash on hand or existing lines of credit, as they would for any settlement occurring within Clearstream or Euroclear. Under this approach, they may take on credit exposure to Clearstream or Euroclear until the beneficial interests in the Global Notes are credited to their accounts one day later.

As an alternative, if Clearstream or Euroclear has extended a line of credit to them, participants can elect not to preposition funds and allow that credit line to be drawn upon to finance settlement. Under this procedure, Clearstream participants or Euroclear participants purchasing a beneficial interest in the Global Notes would incur overdraft charges for one day, assuming they cleared the overdraft when the beneficial interests in the Global Notes were credited to their accounts. However, interest on the beneficial interests in the Global Notes would accrue from the value date. Therefore, in many cases the investment income on the Global Notes earned during that one-day period may substantially reduce or offset the amount of such overdraft charges, although this result will depend on each participant's particular cost of funds.

Since the settlement is taking place during New York business hours, DTC participants can employ their usual procedures for sending a beneficial interest in the Global Notes to Citibank or JPMorgan Chase for the benefit of Clearstream participants or Euroclear participants. The sale proceeds will be available to the DTC seller on the settlement date. Thus, to the DTC participant a cross-market transaction will settle no differently than a trade between two DTC participants.

Trading between Clearstream or Euroclear Seller and DTC Purchaser.    Due to time zone differences in their favor, Clearstream and Euroclear participants may employ their customary procedures in transactions in which a beneficial interest in the Global Notes is to be transferred by the respective clearing system, through Citibank or JPMorgan Chase, to a DTC participant. The seller will send instructions to Clearstream or Euroclear through a participant at least one business day prior to settlement. In these cases, Clearstream or Euroclear will instruct Citibank or JPMorgan Chase, as appropriate, to deliver the beneficial interest in the Global Notes to the DTC participant's account against payment. Payment will include interest accrued on the beneficial interest in the Global Notes from and including the last coupon payment date to and excluding the settlement date on the basis on which interest is calculated on the Global Notes. For transactions settling on the 31st of the month, payment will include interest accrued to and excluding the first day of the following month. The payment will then be reflected in the account of the Clearstream or Euroclear participant the following day, and receipt of the cash proceeds in the Clearstream or Euroclear participant's account would be back-valued to the value date (which would be the preceding day, when settlement occurred in New York). Should the Clearstream or Euroclear participant have a line of credit with its respective clearing system and elect to be in debit in anticipation of receipt of the sale proceeds in its account, the back-valuation will extinguish any overdraft charges incurred over that one-day period. If settlement is not completed on the intended value date (that is, the trade fails), receipt of the cash proceeds in the Clearstream or Euroclear participant's account would instead be valued as of the actual settlement date.

Finally, day traders that use Clearstream or Euroclear and that purchase beneficial interests in the Global Notes from DTC participants for credit to Clearstream participants or Euroclear participants should note that these trades would automatically fail on the sale side unless affirmative action is taken. At least three techniques should be readily available to eliminate this potential problem:

  (1)
  borrowing through Clearstream or Euroclear for one day (until the purchase side of the day trade is reflected in their Clearstream or Euroclear accounts) in accordance with the clearing system's customary procedures;

  (2)
  borrowing beneficial interests in the Global Notes in the United States from a DTC participant no later than one day prior to settlement, which would give beneficial interests in the Global Notes sufficient time to be reflected in the appropriate Clearstream or Euroclear account in order to settle the sale side of the trade; or

  (3)
  staggering the value dates for the buy and sell sides of the trade so that the value date for the purchase from the DTC participant is at least one day prior to the value date for the sale to the Clearstream participant or Euroclear participant.

Although DTC, Clearstream, and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of beneficial interests in the Global Notes among participants of DTC, Clearstream, and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

United States Taxation

This section describes the material United States federal income tax consequences of owning the notes we are offering. It applies only to a holder that acquires notes in the offering and that holds its notes as capital assets for tax purposes. This section does not apply to a holder that is a member of a class of holders subject to special rules, such as:

  •
  a dealer in securities or currencies,

  •
  a trader in securities that elects to use a mark-to-market method of accounting for its securities holdings,

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  a bank,

  •
  a life insurance company,

  •
  a tax-exempt organization,

  •
  a person that owns notes that are a hedge or that are hedged against interest rate risks,

  •
  a person that owns notes as part of a straddle or conversion transaction for tax purposes,

  •
  a United States holder (as defined below) whose functional currency for tax purposes is not the U.S. dollar, or

  •
  a United States alien holder (as defined below) that holds the notes in connection with a United States trade or business.

This section is based on the Internal Revenue Code of 1986, as amended, its legislative history, existing and proposed regulations under the Internal Revenue Code, published rulings and court decisions, all as currently in effect. These laws are subject to change, possibly on a retroactive basis.

If a partnership holds the notes, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding the notes should consult its tax advisor with regard to the United States federal income tax treatment of an investment in the notes.

Holders should consult their own tax advisors concerning the consequences of owning these notes in their particular circumstances under the Code and the laws of any other taxing jurisdiction.

United States Holders

This subsection describes the tax consequences to a United States holder. A holder is a United States holder if that holder is a beneficial owner of a note and:

  •
  a citizen or resident of the United States,

  •
  a domestic corporation,

  •
  an estate whose income is subject to United States federal income tax regardless of its source, or

  •
  a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust.

Holders that are not United States holders should refer to "—United States Alien Holders" below.

Payments of Interest

A holder will be taxed on any interest on a note as ordinary income at the time the holder receives the interest or when the interest accrues, depending on the holder's method of accounting for tax purposes.

Purchase, Sale and Retirement of the Notes

A holder's tax basis in a note will generally be the cost of the note. A holder will generally recognize gain or loss on the sale or retirement of a note equal to the difference between the amount realized on the sale or retirement and the holder's tax basis in the note. A holder will recognize capital gain or loss when the holder sells or retires the note, except to the extent attributable to accrued but unpaid interest. Capital gain of a noncorporate United States holder that is recognized in a taxable year beginning before January 1, 2009 is generally taxed at a maximum rate of 15% where the holder has a holding period greater than one year.

United States Alien Holders

This subsection describes the tax consequences to a United States alien holder. A holder is a United States alien holder if that holder is the beneficial owner of a note and is, for United States federal income tax purposes:

  •
  a nonresident alien individual,

  •
  a foreign corporation, or

  •
  an estate or trust that in either case is not subject to United States federal income tax on a net income basis on income or gain from a note.

This subsection does not apply to a United States holder.

Under United States federal income and estate tax law, and subject to the discussion of backup withholding below, if a holder is a United States alien holder of a note:

  •
  we and other U.S. payors generally will not be required to deduct United States withholding tax from payments of principal and interest to the holder if, in the case of payments of interest:

    •
    the holder does not actually or constructively own 10% or more of the total combined voting power of all classes of stock of The New York Times Company entitled to vote,

    •
    the holder is not a controlled foreign corporation that is related to The New York Times Company through stock ownership, and

    •
    the U.S. payor does not have actual knowledge or reason to know that the holder is a United States person and:

    •
    the holder has furnished to the U.S. payor an Internal Revenue Service Form W-8BEN or an acceptable substitute form upon which the holder certifies, under penalties of perjury, that the holder is (or, in the case of a United States alien holder that is a partnership or an estate or trust, such forms certifying that each partner in the partnership or beneficiary of the estate or trust is) a non-United States person,

        •
        in the case of payments made outside the United States to the holder at an offshore account (generally, an account maintained by the holder at a bank or other financial institution at any location outside the United States), the holder has furnished to the U.S. payor documentation that establishes the holder's identity and the holder's status as the beneficial owner of the payment for United States federal income tax purposes and as a non-United States person,

        •
        the U.S. payor has received a withholding certificate (furnished on an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form) from a person claiming to be:

        •
        a withholding foreign partnership (generally a foreign partnership that has entered into an agreement with the Internal Revenue Service to assume primary withholding responsibility with respect to distributions and guaranteed payments it makes to its partners),

        •
        a qualified intermediary (generally a non-United States financial institution or clearing organization or a non-United States branch or office of a United States financial institution or clearing organization that is a party to a withholding agreement with the Internal Revenue Service), or

        •
        a U.S. branch of a non-United States bank or of a non-United States insurance company, that has agreed to be treated as a United States person for withholding purposes,

            and the withholding foreign partnership, qualified intermediary or U.S. branch has received documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payment on the notes in accordance with U.S. Treasury regulations (or, in the case of a withholding foreign partnership or a qualified intermediary, in accordance with its agreement with the Internal Revenue Service),

        •
        the U.S. payor receives a statement from a securities clearing organization, bank or other financial institution that holds customers' securities in the ordinary course of its trade or business,

        •
        certifying to the U.S. payor under penalties of perjury that an Internal Revenue Service Form W-8BEN or an acceptable substitute form has been received from the holder by it or by a similar financial institution between it and the holder, and

        •
        to which is attached a copy of the Internal Revenue Service Form W-8BEN or acceptable substitute form, or

        •
        the U.S. payor otherwise possesses documentation upon which it may rely to treat the payment as made to a non-United States person that is, for United States federal income tax purposes, the beneficial owner of the payments on the notes in accordance with U.S. Treasury regulations;
  •
  no deduction for any United States federal withholding tax will be made from any gain realized on the sale or exchange of the holder's note.

An individual United States alien holder who is present in the United States for 183 days or more in the taxable year of the disposition of a note and satisfies certain other conditions will be subject to United States federal income tax on any gain recognized.

Further, a note held by an individual who at death is not a citizen or resident of the United States will not be includible in the individual's gross estate for United States federal estate tax purposes if:

  •
  the decedent did not actually or constructively own 10% or more of the total combined voting power of all classes of stock of The New York Times Company entitled to vote at the time of death and

  •
  the income on the note would not have been effectively connected with a United States trade or business of the decedent at the same time.

Backup Withholding and Information Reporting

In general, in the case of a noncorporate United States holder, we and other payors are required to report to the Internal Revenue Service all payments of principal and interest on the notes. In addition, we and other payors are required to report to the Internal Revenue Service any payment of proceeds of the sale of the notes before maturity within the United States. Additionally, backup withholding will apply to any payments if the holder fails to provide an accurate taxpayer identification number, or the holder is notified by the Internal Revenue Service that the holder has failed to report all interest and dividends required to be shown on the holder's federal income tax returns.

In general, in the case of a United States alien holder, payments of principal or interest made by us and other payors to the holder will not be subject to backup withholding and information reporting, provided that the certification requirements described above under "—United States Alien Holders" are satisfied or the holder otherwise establishes an exemption. However, we and other payors are required to report payments of interest on the notes on Internal Revenue Service Form 1042-S even if the payments are not otherwise subject to information reporting requirements. In addition, payment of the proceeds from the sale of notes effected at a United States office of a broker will not be subject to backup withholding and information reporting provided that:

  •
  the broker does not have actual knowledge or reason to know that the holder is a United States person and the holder has furnished to the broker:

    •
    an appropriate Internal Revenue Service Form W-8 or an acceptable substitute form upon which the holder certifies, under penalties of perjury, that the holder is not a United States person, or

    •
    other documentation upon which it may rely to treat the payment as made to a non-United States person in accordance with U.S. Treasury regulations, or

      •
      the holder otherwise establishes an exemption.

If a holder fails to establish an exemption and the broker does not possess adequate documentation of the holder's status as a non-United States person, the payments may be subject to information reporting and backup withholding. However, backup withholding will not apply with respect to payments made to an offshore account maintained by the holder unless the broker has actual knowledge that the holder is a United States person.

In general, payment of the proceeds from the sale of notes effected at a foreign office of a broker will not be subject to information reporting or backup withholding. However, a sale effected at a foreign office of a broker will be subject to information reporting and backup withholding if:

  •
  the proceeds are transferred to an account maintained by the holder in the United States,

  •
  the payment of proceeds or the confirmation of the sale is mailed to the holder at a United States address, or

  •
  the sale has some other specified connection with the United States as provided in U.S. Treasury regulations,

unless the broker does not have actual knowledge or reason to know that the holder is a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or the holder otherwise establishes an exemption.

In addition, payment of the proceeds from the sale of notes effected at a foreign office of a broker will be subject to information reporting if the broker is:

  •
  a United States person,

  •
  a controlled foreign corporation for United States tax purposes,

  •
  a foreign person 50% or more of whose gross income is effectively connected with the conduct of a United States trade or business for a specified three-year period, or

  •
  a foreign partnership, if at any time during its tax year:

    •
    one or more of its partners are "U.S. persons", as defined in U.S. Treasury regulations, who in the aggregate hold more than 50% of the income or capital interest in the partnership, or

    •
    such foreign partnership is engaged in the conduct of a United States trade or business,

unless the broker does not have actual knowledge or reason to know that the holder is a United States person and the documentation requirements described above (relating to a sale of notes effected at a United States office of a broker) are met or the holder otherwise establishes an exemption. Backup withholding will apply if the sale is subject to information reporting and the broker has actual knowledge that the holder is a United States person.

Underwriting

Under the terms and subject to the conditions in the underwriting agreement and the terms agreement dated the date of this prospectus supplement, we have agreed to sell to each of the underwriters named below, severally, and each of the underwriters has severally agreed to purchase, the principal amount of the notes of each series set forth opposite its name below:

Underwriters	Principal Amount of 4.5% Notes due 2010	Principal Amount of 5.0% Notes due 2015

J.P. Morgan Securities Inc.	$50,000,000	$50,000,000
Banc of America Securities LLC	50,000,000	50,000,000
SunTrust Capital Markets, Inc.	50,000,000	50,000,000
BNY Capital Markets, Inc.	27,500,000	27,500,000
Barclays Capital Inc.	14,000,000	14,000,000
Greenwich Capital Markets, Inc.	14,000,000	14,000,000
Wachovia Capital Markets, LLC	14,000,000	14,000,000
HSBC Securities (USA) Inc.	14,000,000	14,000,000
Loop Capital Markets, LLC	5,500,000	5,500,000
Wells Fargo Securities, LLC	5,500,000	5,500,000
Mellon Financial Markets, LLC	5,500,000	5,500,000

Total	$250,000,000	$250,000,000

Under the terms and conditions of the underwriting agreement and the terms agreement, if the underwriters take any of the notes of a series, then the underwriters are obligated to take and pay for all of the notes of both series.

The underwriters initially propose to offer part of the notes of each series directly to the public at the offering price described on the cover page and part to certain dealers at a price that represents a concession not in excess of 0.20% of the principal amount of the 2010 notes and 0.30% of the principal amount of the 2015 notes. Any underwriter may allow, and any such dealer may reallow, a concession not in excess of 0.15% of the principal amount of the 2010 notes and 0.15% of the principal amount of the 2015 notes to certain other dealers. After the initial offering of the notes, the underwriters may from time to time vary the offering price and other selling terms.

We have also agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended, or to contribute to payments which the underwriters may be required to make in respect of any such liabilities.

The notes of each series are a new issue of securities with no established trading market and will not be listed on any national securities exchange. The underwriters have advised us that they intend to make a market for the notes of each series, but they have no obligation to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of any trading market for the notes of each series.

Some of the underwriters may make the notes available for distribution on the Internet through a proprietary web site and/or a third-party system operated by MarketAxess Corporation, an Internet-based communications technology provider. MarketAxess Corporation is providing the system as a conduit for communications between these underwriters and their customers and is not a party to any transactions. MarketAxess Corporation, a registered broker-dealer, will receive compensation from these underwriters based on transactions they conduct through the system. These underwriters will make the notes available to their customers through the Internet distributions, whether made through a proprietary or third-party system, on the same terms as distributions made through other channels.

In connection with the offering of the notes of each series, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for, and purchase, notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Finally, the underwriting syndicate may reclaim selling concessions allowed for distributing the notes of each series in the offering of the notes if the syndicate repurchases previously distributed notes in syndicate covering transactions, stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the notes above independent market levels. The underwriters are not required to engage in any of these activities, and may end any of them at any time, without notice.

Expenses associated with this offering, to be paid by us, are estimated to be approximately $590,000.

In the ordinary course of their respective business, certain of the underwriters and their affiliates have engaged, and may in the future engage, in commercial banking and/or investment banking transactions with, and have performed, and may continue to perform, other banking and advisory services for, us and our affiliates, for which they have received, and may in the future receive, customary fees. Affiliates of J.P. Morgan Securities Inc., Banc of America Securities LLC and SunTrust Capital Markets, Inc. and each other underwriter other than Loop Capital Markets, LLC act as lenders and/or agents under our existing credit facility. In addition, JPMorgan Chase Bank, N.A., an affiliate of J.P. Morgan Securities Inc., is the trustee under the indenture under which the notes of each series are to be issued.

General Information

Governing law

The notes, the indenture, the supplemental indentures, the terms agreement and the underwriting agreement are governed by, and shall be construed in accordance with, the laws of the State of New York, United States of America, applicable to agreements made and to be performed wholly within such jurisdiction.

Identification numbers

The notes of each series have been accepted for clearance through DTC and have been assigned CUSIP No. 650111AD9 for the 2010 notes and CUSIP No. 650111AE7 for the 2015 notes.

Information Incorporated by Reference

We file annual, quarterly and current reports, proxy statements and other information with the Commission. You may read and copy any documents filed by us at the Commission's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our filings with the Commission are also available to the public through the Commission's Web site at http://www.sec.gov. You may also read reports and other information that we have filed with the New York Stock Exchange, on which our common stock is listed, at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

The Commission's rules allow us to "incorporate by reference" information we file with them. This means that we can disclose important information to you by referring you directly to those publicly available documents. Any information referred to in this way is considered part of this prospectus supplement from the date we file that document. Any reports filed by us with the Commission after the date of this prospectus supplement and before the date that the offering of the notes of each series by means of this prospectus supplement is terminated will automatically update and, where applicable, supersede any information contained in this prospectus supplement, the accompanying prospectus or incorporated by reference herein and therein.

We incorporate by reference into this prospectus supplement the following documents filed with the Commission:

  •
  Our annual report on Form 10-K for the fiscal year ended December 26, 2004, filed with the Commission on February 24, 2005; and

  •
  Our current reports on Form 8-K filed with the Commission on February 18, 2005, February 24, 2005 and March 10, 2005;

and any future filings made with the Commission under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended, until such time as all of the notes covered by this prospectus supplement have been sold.

Validity of Notes

The validity of the notes of each series offered by this prospectus supplement and certain other legal matters will be passed upon for us by Morgan, Lewis & Bockius LLP, New York, New York. The validity of the notes offered by this prospectus supplement will be passed upon for the underwriters by Sullivan & Cromwell LLP, New York, New York.

Experts

The consolidated financial statements, the related financial statement schedules and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus supplement and the accompanying prospectus dated March 11, 2005 by reference from our Annual Report on Form 10-K for the year ended December 26, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein and therein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PROSPECTUS

$500,000,000

THE NEW YORK TIMES COMPANY

Debt Securities

        Our debt securities maybe offered from time to time in one or more series, in amounts, at prices and on terms to be determined at the time of the offering.

        This prospectus describes some of the general terms that may apply to these securities and the general manner in which they may be offered. We will provide you with the specific terms of the debt securities to be offered in a supplement to this prospectus. You should read this prospectus and the accompanying prospectus supplement carefully before you invest.

        Investing in our debt securities involves risks. See "Risk Factors" beginning on page 1.

        The debt securities we may offer pursuant to this prospectus will have an initial aggregate offering price of up to $500,000,000 or the equivalent amount in other currencies or currency units subject to reduction as a result of the sale under certain circumstances of other securities.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus or any accompanying prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is March 11, 2005

THE NEW YORK TIMES COMPANY

        The New York Times Company was incorporated on August 26, 1896, under the laws of the State of New York. We are a diversified media company including newspapers and related Internet businesses, television and radio stations, and forest products and other investments.

        In 2004, we classified our businesses in the following segments:

  •
  the News Media Group: The New York Times Media Group, consisting of The New York Times ("The Times"), NYTimes.com, the International Herald Tribune (the "IHT"), a newspaper distributor in the New York City metropolitan area, news, photo and graphics services and news and features syndication; the New England Media Group, consisting of The Boston Globe (the "Globe"), Boston.com and the Worcester Telegram & Gazette, in Worcester, Mass. (the "T&G"); and the Regional Media Group, consisting of 15 newspapers in Alabama, California, Florida, Louisiana, North Carolina and South Carolina and related print and digital businesses.

  •
  the Broadcast Media Group: television stations WTKR-TV serving Norfolk, Va.; WREG-TV serving Memphis, Tenn.; KFOR-TV serving Oklahoma City, Okla.; WNEP-TV serving Scranton, Penn.; WHO-TV serving Des Moines, Iowa; WHNT-TV serving Huntsville, Ala.; WQAD-TV serving Moline, Ill.; and KFSM-TV serving Fort Smith, Ark.; and radio stations WQXR-FM and WQEW-AM in New York City.

        Additionally, we own equity interests in a Canadian newsprint company and a supercalendered paper manufacturing partnership in Maine; the Discovery Times Channel ("DTC"), a digital cable television channel; and New England Sports Ventures, LLC ("NESV"), which owns the Boston Red Sox baseball club (including Fenway Park and approximately 80% of New England Sports Network, a regional cable sports network).

        Our common stock is listed on the New York Stock Exchange under the symbol "NYT".

        Our principal executive office is at 229 West 43rd Street, New York, NY, and our telephone number there is (212) 556-1234. Our internet address is http://www.nytco.com.

RECENT DEVELOPMENTS

        On February 17, 2005, we announced that we had agreed to purchase About, Inc., an on-line consumer information provider on a wide variety of topics and interest areas, for a purchase price of approximately $410 million. The acquisition, which is subject to customary regulatory approval, is expected to be completed by late first quarter or early second quarter of 2005. We expect the acquisition to provide us with strategic benefits, including diversifying our advertising base and extending our reach among internet users.

RISK FACTORS

        In addition to the other information contained and incorporated by reference in this prospectus, you should consider carefully the following factors before deciding to purchase our debt securities. Our business is also affected by changes in general economic and business conditions, acts of war, terrorism and natural disasters.

Risks associated with our company

        A decline in advertising revenue, our largest source of revenue, would adversely affect us. Advertising revenue tends to be lower in the first and third calendar quarters of each year.

        Advertising is our most significant source of revenue in newspaper, broadcasting and digital media. National and local economic conditions, particularly in the New York City and Boston metropolitan regions, affect the levels of our retail, national and in particular, classified advertising revenue. Structural changes in the retail environment, such as increased consolidation among major advertisers, may also depress the level of advertising revenue.

        Competition from other forms of media available in our various markets, including, but not limited to, other newspapers, broadcasters, cable systems and networks, satellite television and radio, Web sites, magazines, direct marketing, and the Yellow Pages, affects our ability to attract and retain advertisers and to increase advertising rates. In recent years, Web sites dedicated to recruitment, real estate and automobile sales have become significant competitors of our newspapers and Web sites for classified advertising.

        Channel capacities of both cable and direct broadcast satellites have continued to increase as a result of digital transmission technology and the rebuilding of many cable systems. These developments, coupled with the diversion of television audiences to Internet services, have greatly increased the number of electronic video and non-video information and entertainment services with which all television stations compete, with resulting fragmentation of the television viewing audience. This fragmentation may adversely affect our television stations' ability to sell advertising.

        Seasonal variations in advertising revenues cause our quarterly consolidated results to fluctuate. Second-quarter and fourth-quarter advertising volume is typically higher than first and third-quarter volume because economic activity tends to be lower during the winter and summer.

        We also rely on circulation revenue, which is affected by competition and by consumer trends, including declining consumer spending on newspapers.

        Circulation is another significant source of revenue for us. Circulation revenue and our ability to institute price increases for our print products are affected by:

  •
  competition from other publications and other forms of media available in our various markets;

  •
  changing consumer lifestyles resulting in decreasing amounts of free time;

  •
  declining frequency of regular newspaper buying among young people; and

  •
  increasing costs of circulation acquisition, particularly with the adoption of "do-not-call" legislation.

        The price of newsprint has been historically volatile and could increase significantly, which would have an adverse affect on our operating results.

        Paper, and newsprint in particular, is our most important raw material and represents a significant portion of our costs and expenses. The price of newsprint has historically been volatile. Consolidation in the North American newsprint industry has reduced the number of suppliers. This has led to paper mill closures and conversions to other grades of paper, which in turn have decreased overall newsprint capacity and increased the likelihood of price increases in the future. Our operating results would be adversely affected if newsprint prices increase significantly.

        A significant portion of our employees are unionized and our results could be adversely affected if labor negotiations were to restrict our ability to maximize the efficiency of our operations.

        A significant portion of our workforce is unionized. As a result, we are required to negotiate the wages, salaries, benefits, staffing levels and other terms with many of our employees collectively. Our results could be adversely affected if labor negotiations were to restrict our ability to maximize the efficiency of our operations. In addition, if we experienced labor unrest, our ability to produce and deliver our most significant products could be impaired.

  Our results may be adversely affected by world events beyond our control.

        Our results may be affected in various ways by events beyond our control, such as wars, political unrest, acts of terrorism or natural disasters, which could result in a temporary steep decline in advertising and increased expense. For example, we have incurred significant increased costs in covering the war on Iraq. Similar events may occur in the future and could have a material adverse effect on our operating results.

        We continue to make an effort to develop new products and services for evolving markets. There can be no assurance of the success of these efforts due to a number of factors, some of which are beyond our control.

        There are substantial uncertainties associated with our efforts to develop new products and services for evolving markets. The success of these ventures will be determined by our efforts, and in some cases by those of our partners, fellow investors and licensees. Initial timetables for the introduction and development of new products or services may not be achieved and price and profitability targets may not prove feasible. External factors, such as the development of competitive alternatives, rapid technological change, regulatory changes and shifting market preferences, may cause new markets to move in unanticipated directions.

        We may buy or sell different properties as a result of our evaluation of our portfolio of products, which actions may affect our costs, revenues, profitability and financial position.

        From time to time, we evaluate the various components of our portfolio of products and may, as a result, buy or sell different properties. Such acquisitions or divestitures may affect our costs, revenues, profitability and financial position. We may also consider the acquisition of specific properties or businesses that fall outside our traditional lines of business if we deem such properties sufficiently attractive. From time to time, we make non-controlling minority investments in public and private entities. We may have limited voting rights and an inability to influence the direction of such entities.

        Acquisitions involve risks, including difficulties in integrating acquired operations, diversions of management resources, debt incurred in financing such acquisitions and other unanticipated problems and liabilities.

  Regulatory developments may result in increased costs.

        All of our operations are subject to government regulation in the jurisdictions in which they operate. Changing regulations may result in increased costs and adversely affect results.

        Our broadcast stations in particular are subject to regulatory developments that may affect their future profitability. All commercial television and radio stations are subject to Federal Communication Commission, or FCC, regulation. Radio and television stations broadcast under licenses that are generally granted and renewed for a period of eight years. the FCC substantially regulates radio and television station operations in many significant ways, including, but not limited to, employment practices, political advertising, indecency and obscenity, sponsorship identification, children's programming, issue-responsive programming, closed captioning, signal carriage, ownership, and engineering, transmissions, antenna and other technical matters. In addition, under FCC regulation, we have been required to construct digital television stations in all eight of our television markets. While such stations are now in operation, the new digital stations are unlikely to produce significant additional revenue until consumers have purchased a substantial number of digital television receivers. At a date to be set by the FCC, each television station will be required to return one of the two channels currently assigned to it and operate as a digital facility exclusively. It remains uncertain how the transition to digital television will affect our broadcast operations.

        Due to the wide geographic scope of its operations, the IHT is subject to regulation by political entities throughout the world.

        We face competition with larger and more diversified entities for circulation and advertising revenues, which may increase due to media consolidation and convergence, especially if deregulation continues.

        Changes in the regulatory and technological environment are bringing about a global consolidation of media companies and convergence among various forms of media. Future FCC media ownership rule-making proceedings may permit even greater consolidation in the United States through the elimination of various ownership restrictions, such as newspaper and broadcast station cross-ownership, and restrictions on multiple television station ownership in a single market. Although, in 2003, the FCC had promulgated new rules covering these subjects, those revisions of the rules were appealed to the United States Court of Appeals for the Third Circuit, which substantially found them unjustified and remanded them to the FCC for further proceedings. The effectiveness of those rules was stayed before they went into effect and, with limited exception, remain stayed pending further FCC proceedings and court review. In addition, Congress is actively considering legislation that may affect regulation of broadcasting, including but not limited to, ownership restrictions.

        As a result, our operations could be adversely affected by actions of the FCC, the courts and/or Congress that could alter rules applicable to broadcast radio and television ownership in a way that would lead to our facing increased competition from larger media entities. The new media ownership rules, in addition to potentially resulting in increased competition from larger entities, may also make it possible for us to expand our own media interests in ways thus far prohibited by the FCC's rules.

Risks associated with the offering

        An active trading market for the debt securities may not develop and you may not be able to resell them.

        We can offer no assurance as to liquidity of any market that may develop for debt securities offered by this prospectus, your ability to sell the debt securities or the price at which you may be able to sell the debt securities. Future trading prices of the debt securities will depend on many factors including, among other things, prevailing interest rates, our operating results and the market for similar securities.

        Our debt securities may be redeemed before maturity, and you may be unable to reinvest the proceeds at the same or a higher rate of return.

        Unless the prospectus supplement provides otherwise, we may redeem all or a portion of the debt securities at any time. If a redemption occurs, you may be unable to reinvest the money you receive in the redemption at a rate that is equal to or higher than the rate of return on the notes.

Risks related to debt securities denominated in a foreign currency

        The information set forth below does not describe all risks of an investment in securities that result from such securities being denominated in a foreign currency or currency unit. Additional material foreign currency risks pertaining to a particular debt security denominated in a foreign currency will be disclosed in the prospectus supplement for that debt security. You should consult your own financial and legal advisors as to the risks entailed by an investment in foreign currency securities. Foreign currency securities are not an appropriate investment for investors who are unsophisticated with respect to foreign currency transactions.

        Investment in foreign currency securities is subject to the possibility of significant adverse changes in the exchange rate between the U.S. dollar and the currency of the securities and the possibility of the imposition or modification of foreign exchange controls by the United States or foreign governments.

        If you invest in foreign currency securities, there will be significant risks not associated with investments in debt instruments denominated in U.S. dollars. These risks include the possibility of significant adverse changes in the rate of exchange between the U.S. dollar and your payment currency and the imposition or modification of foreign exchange controls by either the United States or the applicable foreign governments. We have no control over the factors that generally affect these risks, such as economic, financial and political events and the supply and demand for the applicable currencies. In recent years, rates of exchange between the U.S. dollar and certain foreign currencies have been volatile and this volatility may continue in the future. Fluctuations in exchange rates against the U.S. dollar could result in a decrease in the U.S. dollar-equivalent yield of your foreign currency securities, in the U.S. dollar-equivalent value of the principal or any premium payable at maturity of your securities and, generally, in the U.S. dollar-equivalent market value of your securities.

        Judgment on an action based on foreign currency securities commenced in a court of the United States would likely be granted only in U.S. dollars and it is not clear whether, in granting such judgment, the rate of conversion into U.S. dollars would be determined with reference to the date of default, the date judgment is rendered or some other date.

        If an action based on foreign currency securities was commenced in a court of the United States, it is likely that the court would grant judgment relating to those securities only in U.S. dollars. It is not clear, however, whether, in granting this judgment, the rate of conversion into U.S. dollars would be determined with reference to the date of default, the date the judgment is rendered or some other date. Under current New York law, a state court in the State of New York that gives a judgment on a foreign currency security would be required to give the judgment in the specified currency in which the foreign currency security is denominated, and this judgment would be converted into U.S. dollars at the exchange rate prevailing on the date of entry of the judgment. Holders of foreign currency securities would bear the risk of exchange rate fluctuations between the time that the amount of the judgment is calculated and the time that the applicable trustee converts U.S. dollars to the specified currency for payment of the judgment.

WHERE YOU CAN FIND MORE INFORMATION

        We have filed a registration statement under the Securities Act of 1933 relating to the securities offered by this prospectus with the Securities and Exchange Commission. This prospectus is a part of that registration statement, which includes additional information.

        We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. You can also request copies of the documents, upon payment of a duplicating fee, by writing to the Public Reference Section of the SEC. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. These SEC filings are also available to the public from the SEC's web site at http://www.sec.gov.

        The SEC allows us to incorporate by reference the information we file with the SEC, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this prospectus. Information that we file later with the SEC will automatically update information in this prospectus. In all cases, you should rely on the later information rather than different information included in this prospectus or the prospectus supplement. We incorporate by reference the documents listed below and any future filings made with the SEC under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 until this offering is completed:

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  Annual Report on Form 10-K for the fiscal year ended December 26, 2004, filed with the SEC on February 24, 2005.

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  Current Report on Form 8-K, filed with the SEC on February 18, 2005.

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  Current Report on Form 8-K, filed with the SEC on February 24, 2005.

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  Current Report on Form 8-K, filed with the SEC on March 10, 2005.

        You may request a copy of these filings, at no cost, by writing, telephoning or e-mailing us at the following address:

The New York Times Company 229 West 43rd Street New York, NY 10036 (212) 556-1234 http://www.nytco.com

        You should rely only on the information provided in this prospectus and the prospectus supplement, as well as the information incorporated by reference. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any jurisdiction where the offer is not permitted. You should not assume that the information in this prospectus, the prospectus supplement or any documents incorporated by reference is accurate as of any date other than the date of the applicable document.

USE OF PROCEEDS

        We currently intend to use the net proceeds received from any offering of these securities for general corporate purposes, which may include the reduction of indebtedness, possible acquisitions and any other purposes that we may describe in a prospectus supplement. The precise amounts and timing of the application of proceeds will depend upon our funding requirements and the availability of other funds.

CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES

	Years Ended
	December 26, 2004	December 28, 2003	December 29, 2002	December 30, 2001	December 31, 2000
Ratio of Earnings to Fixed Charges	8.77	9.24	9.26	6.37	9.13

        The Ratio of Earnings to Fixed Charges should be read in conjunction with our Form 10-K for the fiscal year ended December 26, 2004 incorporated by reference into this prospectus.

DESCRIPTION OF DEBT SECURITIES

        Please note that in this section, references to "we", "us", "ours" or "our" refer only to The New York Times Company and not to its consolidated subsidiaries. Also, in this section, references to "holders" mean those who own debt securities registered in their own names on the books maintained by us or the trustee for this purpose, and not those who own beneficial interests in debt securities registered in street name or in debt securities issued in book-entry form through one or more depositaries. Owners of beneficial interests in our debt securities should read the section below entitled "Global Securities".

General

        The debt securities offered by this prospectus will be our unsecured unsubordinated obligations and will rank equally with all of our other unsecured unsubordinated indebtedness. The debt securities will be issued under an indenture dated as of March 29, 1995 between us and JPMorgan Chase Bank (formerly known as The Chase Manhattan Bank) as supplemented by indenture supplements dated as of August 21, 1998 and July 26, 2002 and as further supplemented from time to time. A copy of the indenture and each supplement is filed with the SEC as an exhibit to the registration statement of which this prospectus forms a part. You can obtain a copy of the indenture and any indenture supplements by following the directions outlined in "Where You Can Find More Information", or by contacting the indenture trustee, JPMorgan Chase Bank.

        The following briefly summarizes the material provisions of the indenture and the debt securities, other than pricing and related terms which will be disclosed in an accompanying prospectus supplement for a particular series. You should read the more detailed provisions of the indenture, including the defined terms. You should also read the particular terms of a series of debt securities, which will be described in more detail in an accompanying prospectus supplement. So that you may easily locate the more detailed provisions, the numbers in parentheses below refer to sections in the indenture. Wherever particular sections or defined terms of the indenture are referred to, such sections or defined terms are incorporated into this prospectus by reference, and the statement in this prospectus is qualified by that reference.

        The indenture provides that our unsecured unsubordinated debt securities may be issued in one or more series without limitation as to aggregate principal amount and with terms not inconsistent with the indenture, in each case, as we authorize from time to time. (Section 301)

Types of Debt Securities

        We may issue fixed rate, floating rate or indexed debt securities.

  Fixed rate debt securities

        Fixed rate debt securities will bear interest at a fixed rate described in the applicable prospectus supplement. This type includes zero coupon debt securities, which bear no interest and are often issued at a price lower than the principal amount. Federal income tax consequences and other special considerations applicable to any debt securities issued at a discount will be described in the applicable prospectus supplement.

  Floating rate debt securities

        A floating rate debt security will bear interest at rates that are determined by reference to an interest rate formula. In some cases, the rates may also be adjusted by adding or subtracting a spread or multiplying by a spread multiplier and may be subject to a minimum rate or a maximum rate. If a debt security is a floating rate debt security, the formula and any adjustments that apply to the interest rate will be specified in the applicable supplement.

        Calculations relating to floating rate debt securities will be made by the calculation agent, an institution that we appoint as our agent for this purpose. The prospectus supplement for a particular floating rate debt security will name the institution that we have appointed to act as the calculation agent for that debt security as of its original issue date. We may appoint a different institution to serve as calculation agent from time to time after the original issue date of the debt security without your consent and without notifying you of the change.

        For each floating rate debt security, the calculation agent will determine, on the corresponding interest calculation or determination date, as described in the applicable prospectus supplement, the interest rate that takes effect on each interest reset date. In addition, the calculation agent will calculate the amount of interest that has accrued during each interest period—i.e., the period from and including the original issue date, or the last date to which interest has been paid or made available for payment, to but excluding the payment date. For each interest period, the calculation agent will calculate the amount of accrued interest by multiplying the face or other specified amount of the floating rate debt security by an accrued interest factor for the interest period. This factor will equal the sum of the interest factors calculated for each day during the interest period. The interest factor for each day will be expressed as a decimal and will be calculated by dividing the interest rate, also expressed as a decimal, applicable to that day by 360 or by the actual number of days in the year, as specified in the applicable prospectus supplement.

  Indexed debt securities

        A debt security of this type provides that the principal amount payable at its maturity and the amount of interest payable on an interest payment date will be determined by reference to:

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  securities of one or more issuers;

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  one or more currencies;

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  one or more commodities;

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  any other financial, economic or other measure or instrument, including the occurrence or nonoccurrence of any event or circumstance; or

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  one or more indices or baskets of the items described above.

        If you are a holder of an indexed debt security, you may receive an amount at maturity that is greater than or less than the face amount of your debt security depending upon the value of the applicable index at maturity. The value of the applicable index will fluctuate over time.

        An indexed debt security may provide either for cash settlement or for physical settlement by delivery of the underlying property or another property of the type listed above. An indexed debt security may also provide that the form of settlement may be determined at our option or at the holder's option.

        If you purchase an indexed debt security, the applicable prospectus supplement will include information about the relevant index, about how amounts that are to become payable will be determined by reference to the price or value of that index and about the terms on which the security may be settled physically or in cash. The prospectus supplement will also identify the calculation agent that will calculate the amounts payable with respect to the indexed debt security and may exercise significant discretion in doing so.

        Upon the request of the holder of any floating rate debt security, the calculation agent will provide the interest rate then in effect for that debt security, and, if determined, the interest rate that will become effective on the next interest reset date. The calculation agent's determination of any interest rate and its calculation of the amount of interest for any interest period will be final and binding in the absence of manifest error.

        All percentages resulting from any interest rate calculation relating to a debt security will be rounded upward or downward, as appropriate, to the next higher or lower one hundred-thousandth of a percentage point. All amounts used in or resulting from any calculation relating to a debt security will be rounded upward or downward, as appropriate, to the nearest cent, in the case of U.S. dollars, or to the nearest corresponding hundredth of a unit, in the case of a currency other than U.S. dollars, with one-half cent or one-half of a corresponding hundredth of a unit or more being rounded upward.

        In determining the base rate that applies to a floating rate debt security during a particular interest period, the calculation agent may obtain rate quotes from various banks or dealers active in the relevant market, as described in the prospectus supplement. Those reference banks and dealers may include the calculation agent itself and its affiliates, as well as any underwriter, dealer or agent participating in the distribution of the relevant floating rate debt securities and its affiliates.

  Original issue discount debt securities

        A fixed rate debt security, a floating rate debt security or an indexed debt security may be an original issue discount debt security. A debt security of this type is issued at a price lower than its principal amount and provides that, upon redemption or acceleration of its maturity, an amount less than its principal amount will be payable. An original issue discount debt security may be a zero coupon debt security. A debt security issued at a discount to its principal may, for U.S. federal income tax purposes, be considered an original issue discount debt security, regardless of the amount payable upon redemption or acceleration of maturity.

Form, Exchange and Transfer of Debt Securities

        Unless we indicate otherwise in the applicable prospectus supplement, the debt securities will be issued:

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  only in fully registered form; and

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  in denominations of $1,000 and integral multiples of $1,000. (Section 302)

        Holders may exchange their debt securities for debt securities of the same series in any authorized denominations, as long as the total principal amount is not changed. (Section 305)

        Holders may exchange or transfer their debt securities at the office of the trustee. They may also replace lost, stolen, destroyed or mutilated debt securities at that office. We have appointed the trustee to act as our agent for registering debt securities in the names of holders and transferring and replacing debt securities.

        Holders will not be required to pay a service charge to transfer or exchange their debt securities, but they may be required to pay for any tax or other governmental charge associated with the registration, exchange or transfer. The transfer or exchange, and any replacement, will be made only if our transfer agent is satisfied with the holder's proof of legal ownership. The transfer agent may require an indemnity before replacing any debt securities. (Section 305)

        If a debt security is issued as a global debt security, only the depositary—e.g., The Depository Trust Company, Euroclear and Clearstream—will be entitled to transfer and exchange the debt security as described in this subsection, since the depositary will be the sole holder of the debt security. See "Global Securities" below for additional information.

        The rules for exchange described above apply to exchange of debt securities for other debt securities of the same series and kind. If a debt security is exercisable or exchangeable into or for a different kind of security, such as one that we have not issued, or for other property, the rules governing that type of exercise or exchange will be described in the applicable prospectus supplement.

        If the debt securities of any series are to be redeemed in part, we will not be required to issue, register the transfer of or exchange any debt security of that series during a period beginning 15 days before the day of mailing of a notice of redemption and ending on the day of that mailing, or register the transfer of or exchange any debt security selected for redemption, in whole or in part, except the unredeemed portion of that security being particularly redeemed. (Section 305)

Global Securities

        Some or all of the debt securities of any series may be represented, in whole or in part, by one or more global securities which will have an aggregate principal amount equal to that of the debt securities it represents. Each global security will be registered in the name of a depositary or its nominee, will be deposited with that depositary or nominee and will bear a legend regarding the restrictions on exchanges and registration of transfer referred to below and any other matters that may be provided for pursuant to the indenture.

        No global security may be exchanged in whole or in part for securities registered, and no transfer of a global security, in whole or in part, may be registered in the name of any person other than the depositary for that global security or any nominee of that depositary unless:

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  the depositary has notified us that it is unwilling or unable to continue as depositary for that global security or has ceased to be qualified to act as depositary as required by the indenture;

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  there shall have occurred and be continuing an event of default with respect to the debt securities represented by that global security; or

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  there shall exist circumstances, if any, in addition to or in lieu of those described above as may be described in the applicable prospectus supplement.

        All securities issued in exchange for a global security or any portion of global securities will be registered in the names that the depositary requests. (Sections 204 and 305)

        As long as the depositary, or its nominee, is the registered holder of a global security, the depositary or the nominee will be considered the sole owner and holder of the global security and the securities represented by the global security for all purposes under the securities and the indenture. Except in the limited circumstances referred to above, owners of beneficial interests in a global security will not be entitled to have the global security or any securities represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of certificates securities in exchange for their beneficial interest and will not be considered to be the owners or holders of the global security or any securities represented by the global security for any purpose under the securities or the indenture. All payments of principal of and any premium and interest on a global security will be made to the depositary or its nominee as the holder of the global securities. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in definitive form. These laws may impair the ability to transfer beneficial interests in a global security.

        Ownership of beneficial interests in a global security will be limited to institutions, referred to as participants, that have accounts with the depositary or its nominee participants and to persons that may hold beneficial interests through participants. In connection with the issuance of a global security, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of debt securities represented by the global security to the accounts of its participants. Ownership of beneficial interests in a global security will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary, with respect to participants' interests, or by a participant, with respect to interests of persons held by that participant on their behalf. Payments, transfers, exchanges and others matters relating to beneficial interests in a global security may be subject to various policies and procedures adopted by the depositary from time to time.

        None of us, JPMorgan Chase Bank as trustee, or any agent of ours or of JPMorgan Chase Bank will have any responsibility or liability for any aspect of the depositary's or any participant's records relating to, or for payments made on account of, beneficial interests in a global security or for maintaining, supervising or reviewing any records relating to such beneficial interests.

Information in the Prospectus Supplement

        The prospectus supplement for any offered series of debt securities will describe the following terms, as applicable:

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  the title of the series;

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  any limit on the total principal amount offered of the same series:

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  if applicable, the price at which we originally issue your debt security, expressed as a percentage of the principal amount, and the original issue date;

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  the maturity date or dates;

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  whether the debt securities are fixed rate debt securities, floating rate debt securities or indexed debt securities;

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  if the debt securities are fixed rate debt securities, the yearly rate at which the debt security will bear interest, if any, and the interest payment dates;

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  if the debt security is an original issue discount debt security, the yield to maturity;

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  if the debt securities are floating rate debt securities, the interest rate basis, any applicable index currency or maturity, spread or spread multiplier or initial, maximum or minimum rate; the interest reset, determination, calculation and payment dates; the day count used to calculate interest payments for any period; and the calculation agent;

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  if other than in U.S. dollars, the currency, currencies or currency unit in which payments will be made;

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  any provisions for the payment of additional amounts for taxes;

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  the denominations in which the currency, currencies or currency unit of the securities will be issuable if other than denominations of $1,000 and integral multiples thereof;

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  the terms and conditions on which the debt securities may be redeemed at our option;

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  any obligation of ours to redeem, purchase or repay the debt securities at the option of a holder upon the happening of any event, and the terms and conditions of redemption, purchase or repayment;

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  the person to whom any interest on any debt security of the series is payable, if other than the person in whose name the debt securities are registered at the close of business on the regular record date;

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  the regular record date for any interest payable on any interest payment date;

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  the place or places where the principal of, premium, if any, and interest on the debt security will be payable;

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  any index or formula used to determine the amount of payments of principal, if any, and any premium and interest on the debt security;

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  if the debt security is an indexed debt security, the principal amount, if any, that we will pay you at maturity, the amount of interest, if any, that we will pay on an interest payment date or the formula that we will use to calculate these amounts, if any, and the terms on which the debt security will be exchangeable for, or payable in, cash, securities or other property;

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  if other than the principal amount, the portion of the principal amount of the debt securities of the series which will be payable upon acceleration of the maturity of the debt security;

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  if the principal amount of the debt security which will be payable at the maturity of the debt security will not be determinable as of any date before maturity, the amount which will be deemed to be the outstanding principal amount of the debt security;

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  the applicability of any provisions described under "—Defeasance and Covenant Defeasance";

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  the depositary for the debt security, if other than The Depository Trust Company, and any circumstances under which the holder may request securities in nonglobal form;

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  the applicability of any provisions described under "—Default, Remedies and Waiver of Default";

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  any additional covenants applicable to the debt securities;

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  the names and duties of any cotrustees, depositaries, authenticating agents, paying agents, transfer agents or registrars for the debt security; and

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  any other terms of the debt security, which could be different from those described in this prospectus.

Payment and Paying Agents

        Unless otherwise indicated in the applicable prospectus supplement, payment of interest on a debt security will be made to the person in whose name such debt security is registered at the close of business on the record date for that payment of interest. (Section 307)

        Unless otherwise indicated in the applicable prospectus supplement, principal of and any premium and interest on the debt securities of a particular series will be payable at the principal corporate trust office of JPMorgan Chase Bank in New York City, except, that at our option, payment of any interest may be made by check mailed to the address of the person entitled to the payment which appears in the security register. We may designate additional paying agents or rescind the designation of any paying agent at any time, except that we will be required to maintain a paying agent in each place of payment for the debt securities of a particular series. (Section 1002)

        All moneys paid by us to JPMorgan Chase Bank or any other paying agent for the payment of the principal of, or any premium or interest on, any debt security which moneys remain unclaimed at the end of two years after the principal, premium or interest has become due and payable will be repaid to us. The holder of the debt security thereafter may, as an unsecured creditor, look only to us for payment of the unclaimed funds, and all liability of JPMorgan Chase Bank or any other paying agent with respect to the unclaimed funds will cease upon payment of the unclaimed funds. (Section 1003)

Covenants

        This subsection describes promises we make in the indenture for the benefit of the holders of our debt securities. Compliance with the covenants described in this prospectus generally may not be waived by us or by the trustee under our indenture unless, with respect to a series of our debt securities, the holders of at least a majority in principal amount of all outstanding debt securities of that series entitled to the benefit of these covenants consent to the waiver.

        In this subsection, we use several specialized terms that are given special meanings in the debt securities. These terms are defined in "Special Terms Used in Covenants". You may find it useful to refer to that section in reading the covenants.

  Limitations on Liens

        The indenture provides that we may not, nor may we permit any significant subsidiary to, issue, assume or guarantee any indebtedness for money borrowed if such indebtedness is secured by a lien upon any principal property or on any shares of stock or indebtedness of any significant subsidiary, whether such property, shares of stock or indebtedness is owned at the date of the indenture or thereafter acquired, without providing that the debt securities of any series outstanding together with, if we so determine, any other debt of, or guaranteed by, us or the significant subsidiary that is not subordinated to the debt securities, subject to applicable priority of payment, shall be secured equally and ratably with or, at our option, prior to such debt. This restriction will not apply to:

  •
  liens existing on the date of the indenture or, as to debt securities of any series, on the first date of issue of any debt security of that series;

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  liens on property, shares of stock or indebtedness of or guaranteed by any corporation or other entity existing at the time such corporation or other entity becomes a significant subsidiary; provided, however, that the lien is not created, incurred or assumed in connection with, or in contemplation of, that entity becoming a significant subsidiary and does not extend to any other principal property;

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  liens on property existing at the time of its acquisition, or liens on property that secure the payment of the purchase price of that property, or liens on property that secure indebtedness for money borrowed that is incurred or guaranteed for the purpose of financing the purchase price of that property or the construction of that property, including liens on existing property that secure debt financing for improvements to that existing property, which debt is incurred or guaranteed within one year after the acquisition or completion of such construction or commencement of full operation of that property;

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  liens securing indebtedness for money borrowed by a significant subsidiary that is owed to us or any of our wholly owned subsidiaries;

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  liens on property of a corporation or other entity existing at the time that entity is merged into or consolidated with us or a significant subsidiary or at the time of a purchase, lease or other acquisition of the properties of a corporation or other entity as an entirety or substantially as an entirety by us; provided that such lien is not created, incurred or assumed in connection with, or in contemplation of, that merger, consolidation, purchase, lease or other acquisition and does not extend to any other principal property;

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  liens in favor of the United States or any individual state or any of their agencies, instrumentalities or political subdivisions in favor of any other country or any of its political subdivisions, to secure progress, advance or other payments pursuant to any contract with that entity or any statute of the United States or any individual state;

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  liens in favor of the trustee under the indenture; or

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  any extension, renewal or replacement, in whole or in part, of any lien referred to in the foregoing clauses, provided that such extension, renewal or replacement lien is limited to all or a part of the same property, and its improvements or, that secured the lien extended, renewed or replaced.

        Notwithstanding the foregoing, we or one or more of our significant subsidiaries may, without securing the debt securities, issue, assume or guarantee secured indebtedness for money borrowed which would otherwise be subject to the foregoing restrictions, provided that, after issuing, assuming or guaranteeing that indebtedness, the aggregate amount of such indebtedness then outstanding, not including secured debt permitted under the foregoing exceptions, at such time does not exceed 20% of our shareholders' equity as shown on our consolidated financial statements as of the end of the fiscal year next preceding the date of determination. (Section 1008)

  Limitations on Sale and Leaseback Transactions

        We will not, and will not permit any significant subsidiary to, enter into any arrangement with any bank, insurance company or other lender or investor, or to which any lender or investor is a party, providing for the leasing by us or a significant subsidiary for a period, including renewals, in excess of three years of any principal property that has been owned by us or a significant subsidiary for more than six months and that has been or is to be sold or transferred by us or a significant subsidiary to that lender or investor or to any person to whom funds have been or are to be advanced by that lender or investor on the security of that principal property unless either:

  •
  we or the significant subsidiary would be entitled to issue, assume or guarantee indebtedness for money borrowed secured by the property involved at least equal in amount to the amount of attributable debt in respect of such transaction without equally and ratably securing the debt securities of any outstanding series which are entitled to the benefits of this provision of the indenture; provided that the attributable debt will be deemed to be debt subject to the provisions of the "Limitations on Liens" covenant described above; or

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  an amount equal to such attributable debt is applied to the retirement of our indebtedness for money borrowed or of a significant subsidiary having a remaining maturity of one year or more and which is not subordinated to the debt securities of any outstanding series. (Section 1009)

Special Terms Used in Covenants

        In the subsection above entitled "Covenants", we use several terms that have special meanings relevant to the promises we make in the debt securities. Those special meanings are set forth below.

        "attributable debt" means as to any particular lease under which any person is at the time liable and at any date as of which the amount thereof is to be determined, the total net amount of rent required to be paid by that person under that lease during the remaining primary term thereof or any renewal terms for which the lease may be extended at the option of the lessor, discounted from the respective due dates to that date at a rate per annum equal to the prevailing market interest rate, at the time the lease was entered into, on United States Treasury obligations having a maturity substantially the same as the average term of that lease plus 3%. The net amount of rent required to be paid under that lease for that period will be the aggregate amount of rent payable by the lessee with respect to that period after excluding amounts required to he paid on account of insurance, taxes, assessments, utility, operating and labor costs and similar charges. In the case of any lease that is terminable by the lessee upon the payment of a penalty, the net amount will also include the amount of any penalty, but no rent will be considered as required to be paid under the lease subsequent to the first date upon which it may be so terminated. In the case of any lease under which the amount of rent is indeterminate (e.g., where rent is based on sales or profits), the net amount of rent required to be paid per year for the remaining term of the lease will be deemed to be the amount of rent paid during the fiscal year immediately proceeding the date as of which the amount is to be determined.

        "consolidated net tangible assets" means the aggregate amount of assets less all current liabilities and all goodwill, trademarks, patents, unamortized debt discount and expense, organization or developmental expenses, and other like intangibles, all as set forth on our most recent consolidated balance sheet prepared in accordance with generally accepted accounting principles.

        "lien" means any mortgage, lien, pledge, charge, security interest or other similar encumbrance.

        "principal property" means any land, building, machinery or equipment, or leasehold interests and improvements in respect of the foregoing owned by us or a significant subsidiary, which would be reflected on our consolidated balance sheet prepared in accordance with generally accepted accounting principles and which, on the date as of which the determination is being made, exceeds five percent of the consolidated net tangible assets, but excluding all tangible property located outside the United States and excluding any property, which, in the opinion of our board of directors, is not of material importance to the total business conducted by us and our subsidiaries, taken as a whole.

        "significant subsidiary" means any subsidiary that, in accordance with generally accepted accounting principles, is consolidated with us in our consolidated financial statements and that generated seven percent or more of the revenues or held seven percent or more of the assets of us and our consolidated subsidiaries for or at the end of our most recently completed fiscal year for which we filed an Annual Report on Form 10-K or proxy statement containing audited financial results with the SEC.

        "subsidiary" means any corporation more than 50% of the outstanding voting stock of which is owned, directly or indirectly, by us or by one or more of our subsidiaries, or by us and one or more of our subsidiaries, or any other entity, other than a corporation, including a limited liability company, in which we, a subsidiary of ours or we and/or one or more other subsidiaries, has or have more than a 50% interest. (Section 101)

Mergers and Sales of Assets

        The indenture provides that we will not merge or consolidate with or into another person or transfer or lease our assets substantially as an entirety to another person, and another person may not merge or consolidate with or into us or transfer or lease its assets substantially as an entirety to us unless:

  •
  either we are the continuing company, or the successor company, if other than us, is a U.S. corporation and expressly assumes by supplemental indenture the obligations evidenced by the securities issued pursuant to the indenture;

  •
  immediately after giving effect to the transaction, there would not be any default in the performance of any covenant or condition of the indenture; and

  •
  if, as a result of the transaction, property of ours would become subject to a lien, as defined above, that would not be permitted under the covenant "Limitation on Liens" described above, we would be required to secure the debt securities equally and ratably with the indebtedness secured by the lien. (Section 801)

Modification of the Indentures and Waiver of Covenants

        There are different types of changes that we can make to the indenture and the debt securities of any series under that indenture.

  Changes of the Indenture Requiring Each Holder's Approval

        There are certain changes that cannot be made without the approval of each holder of a debt security affected by the change. Here is a list of those types of changes:

  •
  changing the stated maturity for any principal or interest payment on a debt security;

  •
  reducing the principal amount or the interest rate or the premium payable on any debt security;

  •
  reducing the amount of principal of an original issue discount security or any other debt security payable upon acceleration of its maturity;

  •
  changing the currency of any payment on a debt security;

  •
  changing the place of payment on a debt security;

  •
  impairing a holder's right to sue for payment of any amount due on its debt security;

  •
  reducing the percentage in principal amount of the debt securities of any series, the approval of whose holders is needed to change the applicable indenture or those debt securities;

  •
  reducing the percentage in principal amount of the debt securities of any series, the consent of whose holders is needed to waive our compliance with the applicable indenture or waiving defaults; and

  •
  changing the provisions of the indenture dealing with modification and waiver in any other respect, except to increase any required percentage referred to above or adding to the provisions that cannot be changed or waived without approval of the holder of each affected debt security. (Section 902)

  Changes of the Indenture Not Requiring Approval

        Another type of change does not require any approval by holders of the debt securities of an affected series. These changes are limited to clarifications and changes that would not adversely affect the debt securities of that series in any material respect. Nor do we need any approval to make changes that affect only debt securities to be issued under the indenture after the changes take effect. (Section 901)

        We may also make changes or obtain waivers that do not adversely affect a particular debt security, even if they affect other debt securities. In those cases, we do not need to obtain the approval of the holder of the unaffected debt security; we need only obtain any required approvals from the holders of the affected debt securities. (Section 901)

  Changes of the Indenture Requiring Majority Approval

        Any other change to the indenture and the debt securities issued under the indenture would require the following approval:

  •
  If the change affects only the debt securities of a particular series, it must be approved by the holders of a majority in principal amount of the debt securities of that series.

  •
  If the change affects the debt securities of more than one series of debt securities issued under the applicable indenture, it must be approved by the holders of a majority in principal amount of each series affected by the change.

In each case, the required approval must be given by written consent.

        The same majority approval would be required for us to obtain a waiver of any of our covenants. If the holders approve a waiver of a covenant, we will not have to comply with it. The holders, however, cannot approve a waiver of any provision in a particular debt security, or in the indenture as it affects that debt security, that we cannot change without the approval of the holder of that debt security as described above in "—Changes of the Indenture Requiring Each Holder's Approval", unless that holder approves the waiver. Book-entry and other indirect owners should consult their banks or brokers for information on how approval may be granted or denied if we seek to change an indenture or any debt securities or request a waiver. (Section 1010)

Special Rules for Action by Holders

        When holders take any action under the indenture, such as giving a notice of default, declaring an acceleration, approving any change or waiver or giving the trustee an instruction, we will apply the following rules.

  Only Outstanding Debt Securities Are Eligible

        Only holders of outstanding debt securities of the applicable series will be eligible to participate in any action by holders of debt securities of that series. We will also count only outstanding debt securities in determining whether the various percentage requirements for taking action have been met. For these purposes, a debt security will not be "outstanding":

  •
  if it has been surrendered for cancellation or cancelled;

  •
  if we have deposited or set aside, in trust for its holder, money for its payment or redemption and have duly given notice of its redemption, if appropriate;

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  if we have fully defeased it as described below under "Defeasance and Discharge—Full Defeasance";

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  if it has been exchanged for other debt securities of the same series due to mutilation, destruction, loss or theft; or

  •
  if we or one of our affiliates is the owner, unless the debt security is pledged under certain circumstances described in the indenture. (Section 101)

  Eligible Principal Amount of Some Debt Securities

        In some situations, we may follow special rules in calculating the principal amount of a debt security that is to be treated as outstanding for the purposes described above. This may happen, for example, if the principal amount is payable in a non-U.S. dollar currency, increases over time or is not to be fixed until maturity.

        For any debt security of the kind described below, we will decide how much principal amount to attribute to the debt security as follows:

  •
  For an original issue discount debt security, we will use the principal amount that would be due and payable on the action date if the maturity of the debt security were accelerated to that date because of a default.

  •
  For a debt security whose principal amount is not determinable, we will use any amount that we indicate in the prospectus supplement for that debt security. The principal amount of a debt security may not be determinable, for example, because it is based on an index that changes from time to time and the principal amount is not to be determined until a later date.

  •
  For debt securities with a principal amount denominated in one or more non-U.S. dollar currencies or currency units, we will use the U.S. dollar equivalent, which we will determine.

  Determining Record Dates for Action by Holders

        We will generally be entitled to set any day as a record date for the purpose of determining the holders that are entitled to take action under the indenture. In certain limited circumstances, only the trustee will be entitled to set a record date for action by holders. If we or the trustee set a record date for an approval or other action to be taken by holders, that vote or action may be taken only by persons or entities who are holders on the record date and must be taken during the period that we specify for this purpose, or that the trustee specifies if it sets the record date. We or the trustee, as applicable, may shorten or lengthen this period from time to time. This period, however, may not extend beyond the 180th day after the record date for the action. In addition, record dates for any global debt security may be set in accordance with procedures established by the depositary from time to time. Accordingly, record dates for global debt securities may differ from those for other debt securities. (Section 104)

Default, Remedies and Waiver of Default

        You will have special rights if an event of default with respect to your series of debt securities occurs and is continuing, as described in this subsection.

  Events of Default

        Unless your prospectus supplement says otherwise, when we refer to an event of default with respect to any series of debt securities, we mean any of the following:

  •
  We do not pay interest on any debt security of that series within 30 days after the due date;

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  We do not pay the principal or any premium of any debt security of that series on the due date;

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  We do not deposit a sinking fund payment with regard to any debt security of that series on the due date but only if the payment is required under the applicable prospectus supplement;

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  We remain in breach of any covenant we make in the indenture for the benefit of the relevant series for 90 days after we receive a written notice of default, stating that we are in breach and requiring us to remedy the breach, from the trustee or the holders of at least 25% in principal amount of the relevant series of debt securities;

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  We file for bankruptcy, or other events of bankruptcy, insolvency or reorganization relating to us occur; or

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  If the prospectus supplement states that any additional event of default applies to the series, that event of default occurs.

  Remedies if an Event of Default Occurs

        If an event of default has occurred with respect to any series of debt securities and has not been cured or waived, the trustee or the holders of not less than 25% in principal amount of outstanding debt securities of that series may declare the entire principal amount of the debt securities of that series to be due immediately. If the event of default occurs because of events in bankruptcy, insolvency or reorganization relating to us, the entire principal amount of the debt securities of that series will be automatically due and payable, without any action by the trustee or any holder. (Section 502)

        Each of the situations described above is called an acceleration of the maturity of the affected series of debt securities. If the maturity of any series is accelerated and a judgment for payment has not yet been obtained, the holders of a majority in principal amount of the outstanding debt securities of that series may cancel the acceleration for the entire series provided we have done the following:

  •
  We have paid or deposited with the trustee an amount sufficient to pay the following:

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  all overdue interest on all the securities of that series;

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  any principal or premium on the securities of that series that have become due (other than by the acceleration); and

  •
  any interest on the overdue principal or premium payments at the rate provided for that series; and

  •
  All events of default, other than the failure to pay accelerated principal or other amounts, have been cured or waived. (Section 502)

        If an event of default occurs, the trustee will have special duties. In that situation, the trustee will be obligated to use those of its rights and powers under the relevant indenture, and to use the same degree of care and skill in doing so, that a prudent person would use in that situation in conducting his or her own affairs.

        Except as described in the prior paragraph, the trustee is not required to take any action under the indenture at the request of any holders unless the holders offer the trustee reasonable protection from expenses and liability. This is called an indemnity. If the trustee is provided with an indemnity reasonably satisfactory to it, the holders of a majority in principal amount of all debt securities of the relevant series may direct the time, method and place of conducting any lawsuit or other formal legal action seeking any remedy available to the trustee with respect to that series. These majority holders may also direct the trustee in performing any other action under the indenture with respect to the debt securities of that series.

        Before you bypass the trustee and bring your own lawsuit or other formal legal action or take other steps to enforce your rights or protect your interests relating to any debt security, all of the following must occur:

  •
  The holder of your debt security must give the trustee written notice of a continuing event of default;

  •
  The holders of not less than 25% in principal amount of all debt securities of your series must make a written request that the trustee take action because of the default, and they or other holders must offer to the trustee indemnity reasonably satisfactory to the trustee against the cost and other liabilities of taking that action;

  •
  The trustee must not have taken action for 60 days after the above steps have been taken; and

  •
  During those 60 days, the holders of a majority in principal amount of the debt securities of your series must not have given the trustee directions that are inconsistent with the written request. (Section 507)

        You are entitled at any time, however, to bring a lawsuit for the payment of money due on your debt security on or after its due date. (Section 508)

  Waiver of Default

        The holders of not less than a majority in principal amount of the outstanding debt securities of a series may waive a default for all debt securities of that series. If this happens, the default will be treated as if it has not occurred. No one can waive a payment default on your debt security or a covenant or provision of the indenture that cannot be modified or amended without the consent of the holder of each outstanding debt security of the series, however, without the approval of the particular holder of that debt security. (Section 513)

  We Will Give the Trustee Information About Defaults Annually

        We will furnish to the trustee every year a written statement of two of our officers certifying that to their knowledge we are in compliance with the indenture and the debt securities issued under it, or else specifying any default under the indenture. (Section 1004)

        Book-entry and other indirect owners should consult their banks or brokers for information on how to give notice or direction to or make a request of the trustee and how to declare or cancel an acceleration of the maturity. Book-entry and other indirect owners are described under "Global Securities."

Defeasance and Discharge

        The provisions for full defeasance and covenant defeasance described below apply to each debt security if so indicated in the applicable prospectus supplement. In general, we expect these provisions to apply to each debt security that has a specified currency of U.S. dollars and is not a floating rate or indexed debt security.

  Full Defeasance

        If there is a change in U.S. federal tax law, as described below, we can legally release ourselves from all payment and other obligations on any debt securities. This is called full defeasance. For us to do so, each of the following must occur:

  •
  We must deposit in trust for the benefit of all holders of those debt securities a combination of money and U.S. government notes or bonds or U.S. government agency notes or bonds that will generate enough cash to make interest, principal and any other payments on those debt securities on their various due dates;

  •
  No event of default under the indenture may have occurred and be continuing, and no event of default described in the fifth bullet point under "Default, Remedies and Waiver of Default—Events of Default" may have occurred and be continuing at any time during the 90 days following the deposit in trust;

  •
  There must be a change in current U.S. federal tax law or an Internal Revenue Service ruling that lets us make the above deposit without causing the holders to be taxed on those debt securities any differently than if we did not make the deposit and just repaid those debt securities ourselves. Under current federal tax law, the deposit and our legal release from your debt security would be treated as though we took back your debt security and gave you your share of the cash and notes or bonds deposited in trust. In that event, you could recognize gain or loss on your debt security; and

  •
  We must deliver to the trustee a legal opinion of our counsel confirming the tax law change described above.

        If we ever fully defeased your debt security, you would have to rely solely on the trust deposit for payments on your debt security. You would not be able to look to us for payment if there was any shortfall.

  Covenant Defeasance

        Under current U.S. federal tax law, we can make the same type of deposit described above and be released from the restrictive covenants relating to your debt security listed in the bullets below and any additional restrictive covenants that may be described in your prospectus supplement. This is called covenant defeasance. In that event, you would lose the protection of those restrictive covenants.

        If we accomplish covenant defeasance with regard to your debt security, the following provisions, of the applicable indenture and your debt security would no longer apply:

  •
  the requirement to secure the debt securities equally and ratably in the event that property of ours becomes subject to a lien as described in the third bullet under "Mergers and Sales of Assets";

  •
  the covenants described above entitled "Limitations on Liens" and "Limitations on Sales and Leasebacks";

  •
  any additional covenants that your prospectus supplement, states are applicable to your debt security; and

  •
  the events of default resulting from a breach of covenants, described in the fourth bullet point under "Default, Remedies and Waiver of Default—Events of Default".

        If we accomplish covenant defeasance on your debt security, we must still repay your debt security if there is any shortfall in the trust deposit. You should note, however, that if one of the remaining events of default occurred, such as our bankruptcy, and your debt security became immediately due and payable, there may be a shortfall. Depending on the event causing the default, you may not be able to obtain payment of the shortfall.

Foreign Currency Debt Securities

        Debt Securities of a series may be denominated in such foreign currencies or currency units as we may designate at the time of offering. Unless otherwise indicated in an applicable prospectus supplement, a foreign currency debt security will not be sold in, or to a resident of, the country of the specified currency in which such debt security is denominated. Prospective purchasers of foreign currency debt securities should consult their own financial and legal advisors with respect to any matters that may affect the purchase or holding of a foreign currency debt security or the receipt of payments of principal of, and any premium and interest on, a foreign currency debt security in a specified currency.

Notices

        Notices to be given to holders of a global debt security will be given only to the depositary, in accordance with its applicable policies as in effect from time to time. Notices to be given to holders of debt securities not in global form will be sent by mail to the respective addresses of the holders as they appear in the trustee's records. Neither the failure to give any notice to a particular holder, nor any defect in a notice given to a particular holder, will affect the sufficiency of any notice given to another holder.

        Book-entry and other indirect owners should consult their banks or brokers for information on how they will receive notices.

Governing Law

        Unless otherwise stated in the prospectus supplement, the debt securities and the indenture will be governed by New York law.

Concerning the Trustee under the Indenture

        We have and may continue to have banking and other business relationships with JPMorgan Chase Bank, or any subsequent trustee, in the ordinary course of business.

PLAN OF DISTRIBUTION

        We may sell our debt securities from time to time in their initial offering to one or more underwriters for public offering and sale by them or to investors directly or through agents or through a combination of any of these methods. We will name any underwriter or agent involved in the offer and sale of any offered securities in the applicable prospectus supplement.

        The debt securities we distribute by any of these methods may be sold to the public in one or more transactions at a fixed price or prices, which may be changed, or, from time to time, at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. We also may, from time to time, authorize underwriters acting as our agents to offer and sell the offered securities upon the terms and conditions specified in any prospectus supplement. Underwriters may sell offered securities to or through dealers, and dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agent. These concessions and/or commissions may be changed from time to time. Underwriters, dealers and agents participating in the distribution of the offered securities may be deemed to be underwriters as that term is defined in the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the offered securities may be deemed to be underwriting discounts and commissions.

        We will specify in the prospectus supplement any underwriting compensation we pay to underwriters or agents in connection with the offering of offered securities, and any discounts, concessions or commissions allowed by underwriters to participating dealers.

        We may agree or provide underwriters, dealers and agents indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimburse them for certain expenses.

        Securities may also be offered and sold, if so indicated in the prospectus supplement, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, by one or more firms acting as principals for their own accounts or as our agents. We will identify any remarketing firm and the terms of its agreement, if any, with us and its compensation in the prospectus supplement. Remarketing firms may be deemed to be underwriters in connection with the securities remarketed thereby.

        If we so indicate in a prospectus supplement, we will authorize dealers acting as our agents to solicit offers by certain institutions to purchase offered securities from us at the public offering price set forth in the prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on the date or dates stated in such prospectus supplement. Each contract will be for an amount not less than, and the aggregate principal amount of offered securities sold pursuant to contracts shall be not less nor more than, the respective amounts stated in such prospectus supplement. Institutions with whom contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to our approval. Contracts will not be subject to any conditions except:

  •
  the purchase by an institution of the offered securities covered by its contracts shall not at the time of delivery be prohibited under the laws of any jurisdiction in the United States to which such institution is subject; and

  •
  if the offered securities are being sold to underwriters, we shall have sold to such underwriters the total principal amount of the offered securities less the principal amount thereof covered by contracts.

        Agents and underwriters will have no responsibility in respect of the delivery or performance of contracts.

        All offered securities will be a new issue of securities with no established trading market. An underwriter to whom we sell offered securities for public offering and sale may make a market in such offered securities, but such underwriters will not be obligated to do so and may discontinue any market making at any time without notice. No assurance can be given as to the liquidity of or the trading markets for any offered securities.

        Certain of the underwriters or agents and their associates may be customers of, engage in transactions with, and perform services for, us in the ordinary course of business.

LEGAL MATTERS

        Morgan, Lewis & Bockius LLP has rendered an opinion to us regarding the validity of the securities to be offered by the prospectus.

EXPERTS

        The consolidated financial statements, the related financial statement schedules and management's report on the effectiveness of internal control over financial reporting incorporated in this prospectus by reference from our Annual Report on Form 10-K for the year ended December 26, 2004 have been audited by Deloitte & Touche LLP, an independent registered public accounting firm, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

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  Filed pursuant to Rule 424(b)(5) File Number 333-123012
Table of Contents
About This Prospectus Supplement
Forward-Looking Statements
The New York Times Company
Recent Developments
Use of Proceeds
Description of the Notes
United States Taxation
Underwriting
General Information
Information Incorporated by Reference
Validity of Notes
Experts
TABLE OF CONTENTS
THE NEW YORK TIMES COMPANY
RECENT DEVELOPMENTS
RISK FACTORS
WHERE YOU CAN FIND MORE INFORMATION
USE OF PROCEEDS
CONSOLIDATED RATIO OF EARNINGS TO FIXED CHARGES
DESCRIPTION OF DEBT SECURITIES
PLAN OF DISTRIBUTION
LEGAL MATTERS
EXPERTS